Exhibit 99.1

Beeline to Present at Centurion One Capital Summit in the Bahamas as Insider Buying Accelerates

Providence, Rhode Island – September 5, 2025 – Beeline Holdings, Inc. (NASDAQ: BLNE) (“Beeline” or the “Company”), the fast-growing digital mortgage platform redefining the path to homeownership, today announced it will present at the Centurion One Capital Summit in the Bahamas on October 28–29, 2025.

This presentation is part of Beeline’s broader initiative to engage the investment community and showcase the Company’s growth strategy. Members of the executive team — Nick Liuzza, CEO and Co-Founder; Chris Moe, CFO; and Jessica Kennedy, COO — will participate in the summit to highlight Beeline’s vision, execution, and long-term market opportunity.

“We believe Beeline is uniquely positioned as the real estate market continues to normalize,” said Nick Liuzza, CEO and Co-Founder of Beeline. “Our story is compelling, but what excites us most is how consistently we’ve executed against our vision. We look forward to sharing this with investors — and we think they’ll love what they hear.”

This announcement follows a recent wave of insider buying, underscoring management’s confidence in Beeline’s trajectory. Over the past week:

●	Jessica Kennedy, COO, purchased 100,000 shares

●	Chris Moe, CFO, purchased 20,000 shares

●	Tiffany Milton, Chief Accounting Officer, purchased 10,000 shares

●	Nick Liuzza, CEO, added 3,000 shares to his holdings, bringing his total investment to more than $16 million

Beeline’s executive team has long emphasized that they “sit with shareholders.” These latest purchases further demonstrate management’s alignment with investors and conviction in Beeline’s future.

Investors interested in learning more about Beeline are encouraged to attend the Centurion One Capital Summit and visit the Company’s Investor Relations page for future presentations and updates.

About Beeline Holdings, Inc.

Beeline Holdings, Inc. is a trailblazing mortgage fintech transforming the way people access property financing. Through its fully digital, AI-powered platform, Beeline delivers a faster, smarter path to home loans—whether for primary residences or investment properties. Headquartered in Providence, Rhode Island, Beeline is reshaping mortgage origination with speed, simplicity, and transparency at its core.

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